Exhibit 99.1

Intercept Pharmaceuticals Announces Repurchase of Convertible Notes

MORRISTOWN, NEW JERSEY, AUG 19, 2022 -- Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT) (“Intercept”), a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, announced today that it has entered into privately negotiated agreements to repurchase $327.9 million of its secured convertible debt using a combination of cash and equity. The repurchase is expected to close promptly, subject to and following customary closing conditions.

This action is the most recent in a series of strategic financial moves undertaken by the Company over the past 12 months to improve its capital structure. This repurchase decreases Intercept’s total outstanding debt by 45% and will be accretive to existing shareholders by reducing its potential share dilution by 6.3 million shares. In addition, it will help enable the Company to focus on its strategic priorities of delivering continued growth of its PBC franchise, supporting its NDA resubmission and potential launch of obeticholic acid in non-alcoholic steatohepatitis (NASH), and advancing its pipeline.

The agreements were made for the Company’s 3.50% Convertible Senior Secured Notes due 2026 (the “2026 Notes”) which had a principal amount of $500 million with 23.9 million underlying shares. In line with the target acceptance amount set out by Intercept at launch, the Company accepted for purchase an aggregate principal amount of $327.9 million for consideration of $222.0 million cash and 9.4 million shares. There were 15.7 million shares underlying the $327.9 million principal amount corresponding to a potential savings of 6.3 million shares of dilution. It is Intercept’s expectation that the shares delivered to investors will be used to cover investors’ existing hedge positions in respect of the 2026 Notes.

Net of this repurchase, the principal balance of the 2026 Notes has been reduced from $500.0 million to $172.1 million, and annual interest expense will be reduced by $11.5 million to $6.0 million. Following completion of these transactions, Intercept’s cash position will be in excess of $500.0 million with 39.4 million shares outstanding.

The shares of Intercept’s common stock being issued have not been, and will not be, registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from (or in a transaction not subject to) registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy Intercept’s common stock, or any other securities, and will not constitute an offer, solicitation, or sale in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, including primary biliary cholangitis (PBC) and nonalcoholic steatohepatitis (NASH). For more information, please visit www.interceptpharma.com or connect with the company on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements (“FLS”), including regarding:

- Closing of the transaction, and timing thereof.

- Intercept’s financial position, including cash position and interest expense.

- Shareholder dilution and savings in potential dilution related to convertible bonds and retirement of such bonds.

- Bondholder intentions and hedging and investment strategy, including use of Intercept shares to cover existing hedge positions.

- Accretion of value to shareholders.

- Intercept’s focus on strategic priorities, including growth of its PBC franchise, support of its NDA resubmission, potential launch of obeticholic acid in NASH, and pipeline development.

Important factors could cause actual results to differ materially from the FLS, including:

- Intercept’s and the bondholders’ satisfaction of contractual terms, including representations and warranties and closing conditions.

- Intercept’s management of its business, including focus on strategic priorities, and financial and cash management.

- Performance of Intercept’s stock price, the value of Intercept’s convertible bonds, and whether bondholders seek to convert their bonds into stock.

- Bondholder behavior, including hedging and unwinding of hedges.

- The other factors regarding FLS and the other risks identified in Intercept’s periodic SEC filings, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Contact

For more information about Intercept, please contact:

For investors:
Nareg Sagherian, Executive Director, Global Investor Relations

Investors@interceptpharma.com

For media:
Karen Preble, Executive Director, Global Corporate Communications

Media@interceptpharma.com